Exhibit 99.1

Jorge Plutzky, M.D., Appointed to Aegerion Pharmaceuticals’

Board of Directors

Cambridge, MA, April 9, 2015—Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, has appointed Jorge Plutzky, M.D., to its Board of Directors, effective immediately. Dr. Plutzky will serve as a Class I director and will be up for reelection to the Board of Directors in 2017. Dr. Plutzky will serve on the Nominating and Corporate Governance Committee of the Board. Dr. Plutzky was appointed to the Board as an independent director pursuant to a Nomination and Standstill Agreement with Sarissa Capital Management LP and related funds.

David Scheer, Chairman of the Board of Aegerion said, “As a thought leader in the fields of both cardiology and lipidology, with extensive experience in cardiovascular disease prevention, we believe Dr. Plutzky will be a valued contributor in continuing to shape the strategic direction of Aegerion. We look forward to his impact as we focus on clinical, regulatory and commercial execution for both JUXTAPID® and MYALEPT® in order to support the continued growth of Aegerion.”

Dr. Plutzky is the Director of Preventive Cardiology, which includes the Lipid/Prevention Clinic, in the Cardiovascular Medicine Division at Brigham and Women’s Hospital. Since 1995, he has been on the faculty at Harvard Medical School and he continues to direct his own NIH-funded basic science laboratory. Dr. Plutzky has been a member of the scientific advisory boards of the Sarnoff Cardiovascular Research Foundation since 2009, where he is now Chair Elect, a member of the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology.

Dr. Plutzky currently serves as a member of the Board of Directors of VIVUS, Inc. He holds a B.A. from the University of Virginia, which he received with Highest Honors, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations

(857) 242-5024